Exhibit 99.1

PRELIMINARY

GOLDEN NUGGET, INC.

(A WHOLLY OWNED SUBSIDIARY OF LANDRY’S RESTAURANTS, INC.)

UNAUDITED CONSOLIDATED BALANCE SHEET

(THOUSANDS OF DOLLARS)

As of March 31, 2007
(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,748
Accounts receivable, net	5,181
Inventories	3,665
Prepaid expenses and other	8,190

Total current assets	41,784

PROPERTY AND EQUIPMENT, net	395,282
INVESTMENT IN JOINT VENTURE	5,543
OTHER ASSETS, net	35,081

Total assets	$477,690

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,574
Accrued liabilities	41,453
Current portion of notes payable and other obligations	142
Amounts due to affiliates	48,146

Total current liabilities	96,315
OTHER LONG-TERM LIABILITIES	9,376
LONG-TERM NOTES, NET OF CURRENT PORTION	183,222

Total liabilities	288,913

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY:
Common stock (no par value, 10,000 shares authorized, 100 shares issued and outstanding)	—
Additional paid-in capital	163,000
Retained earnings	25,777

Total stockholder’s equity	188,777

Total liabilities and stockholder’s equity	$477,690

PRELIMINARY

GOLDEN NUGGET, INC.

(A WHOLLY OWNED SUBSIDIARY OF LANDRY’S RESTAURANTS, INC.)

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(THOUSANDS OF DOLLARS)

Three Months Ended March 31, 2007
(Unaudited)
REVENUES
Casino	$45,470
Rooms	17,033
Food and beverage	11,191
Other	3,405

Gross revenues	77,099
Promotional allowances	(6,425)

Net revenues	70,674

COST AND EXPENSES
Casino	21,562
Rooms	5,447
Food and beverage	6,790
Other	2,540
General and administrative	13,451
Depreciation and amortization	4,616

Total cost and expense	54,406

Operating income	16,268

OTHER INCOME (EXPENSE):
Equity in loss of joint venture	(216)
Interest expense, net	(3,711)

Total other income (expense)	(3,927)

Income (loss) before income taxes	12,341
Provision for income taxes	4,260

NET INCOME (LOSS)	$8,081

PRELIMINARY

GOLDEN NUGGET, INC.

(A WHOLLY OWNED SUBSIDIARY OF LANDRY’S RESTAURANTS, INC.)

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

(THOUSANDS OF DOLLARS)

Three Months Ended March 31, 2007
(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$8,081
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	4,616
Equity in loss of joint venture	215
Amortization of debt premium and other	(96)
Changes in operating assets and liabilities, net of change of control:
(Increase) decrease in accounts receivable, net	415
(Increase) decrease in inventories	196
(Increase) decrease in prepaid expenses and other	(2,065)
(Increase) decrease in deposits and other assets	(139)
Increase (decrease) in accounts payable and accrued liabilities	8,398

Net cash provided (used) by operating activities	19,621

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, and equipment additions	(4,276)
Contributions to joint venture	(156)

Net cash used in investing activities	(4,432)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facility and other debt	3,412
Payments under credit facility and other debt	(8,214)
Change in bank overdraft	(768)
Increase (decrease) in amounts due to affiliates	(4,903)

Net cash provided (used) by financing activities	(10,473)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,716
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	20,032

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$24,748